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                                                                   EXHIBIT 5.1

                                    February 28, 2001

Board of Directors
Radian Group Inc.
1601 Market Street
Philadelphia, Pennsylvania  19103

Gentlemen and Ladies:

            At your request, I have examined the post-effective amendment No. 1 on Form S-8 ("Post-Effective Amendment") to the registration statement on Form S-4 (Registration No. 333-52762-01) (the "Registration Statement") which you are filing with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of an additional 1,319,508 shares of common stock, par value $0.001 per share (the "Shares") of Radian Group Inc. (the "Company") pursuant to the Enhance Financial Services Group Inc. 1987 Long Term Incentive Plan for Key Employees (as amended), 1997 Long Term Incentive Plan for Key Employees (as amended and restated) and Non-Employee-Director Stock Option Plan (collectively, the "Plans").

            In connection with this opinion, I have examined the Plans, the Company's current Certificate of Incorporation and By-Laws and such other documents and records as deemed necessary as a basis for this opinion.

            Based on the foregoing, I am of the opinion that the Shares, when sold and issued in accordance with the Plans, the Post-Effective Amendment, the Registration Statement, the related final prospectus, and applicable state laws, will be legally issued, fully paid and nonassessable.

            I consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment on Form S-8 to the Registration Statement.

                                    Very truly yours,


                                    /s/ Howard S. Yaruss
                                    -----------------------------------
                                    HOWARD S. YARUSS
                                    Senior Vice President,
                                    Secretary and General Counsel